Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 Post–Effective Amendment No. 11 (File No. 333-147019) of Prosper Marketplace, Inc. of our report dated March 29, 2011 relating to the consolidated financial statements of Prosper Marketplace, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2010. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus which is a part of the Registration Statement.

/s/ Odenberg Ullakko Muranishi & Co. LLP

San Francisco, California

August 1, 2011